Exhibit 99.1

Assured Guaranty Ltd. 30 Woodbourne Avenue – 5th Floor Hamilton Bermuda HM 08 441-299-9375 www.assuredguaranty.com

Press Release

Assured Guaranty Reports First Quarter 2004 Earnings

Hamilton, Bermuda – May 11, 2004. Assured Guaranty Ltd. (NYSE: AGO) announced net income of $46.9 million for the first quarter ended March 31, 2004, an increase of 48% compared with $31.8 million earned in the first quarter of 2003.  Net income per diluted share was $0.63 in the quarter, up 50%, compared to $0.42 earned in the first quarter of 2003, based on 75 million shares outstanding upon completion of the IPO on April 28, 2004.

Analysis of Net Income

($ in millions)

	1Q 2004	1Q 2003	% Change
Net income	$46.9	$31.8	48%
After-tax realized gains (losses) on investments	—	1.3	NMF
After-tax unrealized gains (losses) on derivatives	3.1	(0.3)	NMF
Operating income (1)	$43.7	$30.7	42%
IPO-related income	11.1	—	NMF
Subtotal excluding IPO-related income	$32.6	$30.7	6%

NMF = not meaningful

Operating income, which we define as net income excluding after-tax net realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments, was $43.7 million or $0.58 per diluted share in the first quarter of 2004, up 42% compared with $30.7 million or $0.41 per diluted share in the first quarter of 2003.  Management, investors and analysts use operating income to evaluate our results of operations, as this measure highlights the underlying profitability of our business.  A portion of operating income arose in connection with transactions associated with our IPO, which included our exiting certain lines of business, and expenses associated with a staff reduction in February 2004.  The net impact of these actions on first quarter 2004 results was an increase in operating income of $11.1 million, or $0.15 per share in the quarter.

Gross Premiums Written by Segment

($ in millions)

	1Q 2004	1Q 2003	% change
Financial guaranty direct	$25.6	$14.0	83%
Financial guaranty reinsurance	52.4	29.8	76%
Mortgage guaranty	14.0	8.1	73%
Sub-total	$92.0	$51.9	77%
Other segment	(93.6)	60.9	NMF
Total gross premium written	$(1.5)	$112.7	NMF

NMF = not meaningful

Gross premiums written were a negative $1.5 million in the quarter.  Gross premiums written in our other segment (which represents our exited lines of business) were reduced by $97.8 million in the quarter due to the accounting for the unwinding of equity layer credit protection products.  Partially offsetting this premium reduction was the recognition of $10.4 million of gross premiums written in the financial guaranty direct segment due to the closing out of transaction types in which we no longer participate; excluding this amount, gross premiums written in the financial guaranty direct segment grew 9%.

Analysis of Present Value of Gross Financial Guaranty Premiums Written (“PVP”)(2)

($ in millions)

	1Q 2004	1Q 2003	% change
Financial guaranty direct segment	$7.9	$20.7	(62% )
Financial guaranty reinsurance segment(3)	74.6	38.6	93%
PVP	$82.5	$59.3	39%

The present value of gross financial guaranty premiums written (“PVP”) in the quarter was $82.5 million, compared with $59.3 million in the first quarter of 2003.  Management, equity analysts and investors use this non-GAAP measure to evaluate the value of new financial guaranty business production, as the GAAP gross premiums written measure does not reflect the present value of installment premiums on new contracts underwritten in a reporting period.  See “Selected Financial Highlights” for a reconciliation of PVP to gross premiums written.

Dominic Frederico, CEO of Assured Guaranty, noted, “This quarter demonstrates the strength of our flexible operating structure.  Our reinsurance business produced outstanding results despite a soft financial guaranty market.  Our mortgage guaranty platform also produced solid new business that will contribute to our future earnings base.”

Financial guaranty direct PVP totaled $7.9 million, down 62%, consistent with management’s expectations.  While the structured finance market normally experiences some seasonal slowdown in the first quarter, Assured Guaranty’s marketing efforts were relatively modest in the quarter given the Company’s focus on the IPO and implementing the change in business strategy.  Management expects PVP in this segment to increase over the remainder of the year; the fourth quarter is historically the strongest quarter for this business.

Financial guaranty reinsurance PVP totaled $74.6 million, up 93%.  This quarter’s strong volumes reflect relatively higher primary insurance volumes from the fourth quarter of 2003, combined with changes in treaty terms that increased our reinsurance market share with some cedants in 2004 compared to the prior year’s quarter.  Management expects 2004 reinsurance volumes to be below the annualized level of the first quarter of 2004, reflecting our cedants’ expectations that their 2004 financial guaranty new business production will be level or lower than 2003.

Net Premiums Earned by Segment

($ in millions)

	1Q 2004	1Q 2003	% Change
Financial guaranty direct	$40.7	$14.7	177%
Financial guaranty reinsurance	20.4	16.9	21%
Mortgage guaranty	8.4	9.6	(13% )
Sub-total	$69.5	$41.2	69%
Other segment	17.2	22.4	(23% )
Total	86.7	63.6	36%
Municipal refunding premiums	2.9	3.3	(12% )
Sub-total	$83.8	$60.3	39%

Net premiums earned were $86.7 million in the first quarter of 2004, up 36% compared with $63.6 million in the first quarter of 2003.  Financial guaranty direct net premiums earned included $24.2 million associated with the closing out of transaction types that we do not expect to underwrite in the future.  Financial guaranty reinsurance net premiums earned were $20.4 million, up 21% from $16.9 million in the first quarter of 2003.  Included in this amount were $2.9 million of municipal bond refunding premiums, compared with $3.3 million in the first quarter of 2003.  Mortgage guaranty net premiums earned were $8.4 million, compared with $9.6 million in the first quarter of 2003, reflecting the run-off of our quota share mortgage guaranty reinsurance business.

Investment income in the quarter was $24.4 million, up modestly compared with $24.1 million in the first quarter of 2003.  The average portfolio yield was 4.8%, compared with 5.3% in the prior year on an investment portfolio of $2.2 billion at March 31, 2004.  The portfolio’s average credit quality remained at AA+/Aa2.  As a result of IPO-related transactions in the other segment, we expect a $163 million reduction in the investment portfolio in the second quarter.

Consolidated GAAP Combined Ratio

	1Q 2004	1Q 2003	Change
Loss ratio	27.3%	36.5%	(9.2	)pp
Expense ratio	35.9%	41.6%	(5.7	)pp
Combined ratio	63.2%	78.1%	(14.9	)pp

Loss and loss adjustment expenses in the quarter were $23.7 million, or 27.3% of net premiums earned (“loss ratio”), compared with $23.2 million or a 36.5% loss ratio in the first quarter of 2003.  Both loss ratios are significantly affected by the other segment and the closing out of transactions in the financial guaranty direct segment in preparation for our IPO.

Assured Guaranty’s profit commission expense, acquisition costs and other operating expenses were $31.2 million in the quarter and 35.9% as a percent of net premiums earned (“expense ratio”), as compared to $26.4 million or a 41.6% expense ratio in the first quarter of 2003.  The increase in expenses reflects the addition of IPO-related and holding company expenses as well as $1.5 million of severance expenses in the quarter.

The Company’s March 31, 2004 book value per share was $20.13, up 5% from December 31, 2003.  Excluding the effects of FAS 115, book value per share was $18.81 per share or up 4%.  Management, investors and analysts use the calculation of adjusted book value to evaluate the net present value of the Company’s in-force premium and capital base.  Adjusted book value(4) per share was $26.38, up 9% from December 31, 2003.  Book value and adjusted book value per share do not include the financial impact of the issuance of the $200 million note to ACE Limited after the first quarter of 2004 and prior to the IPO.  Including this note and closing IPO adjustments, book value per share and adjusted book value per share would have been $18.24 and $24.41, respectively.

Robert Mills, CFO of Assured Guaranty, commented, “The first quarter’s results reflect the numerous actions undertaken as part of our IPO.  Excluding these items, our first quarter results represent a baseline for our earnings going forward, as we work toward achieving our target of an 11% ROE in 2004. While our direct financial guaranty production was low, it was consistent with our expectations given the numerous initiatives underway at the Company in preparation for our IPO and was more than offset by strong business production in our financial guaranty reinsurance segment.”

The Company will host a conference call for investors at 8:30 a.m. EDT (9:30 a.m. ADT) on Tuesday, May 11, 2004.  The conference call will be available via live and archived webcast at www.assuredguaranty.com or by dialing 1-800-901-5217 (in the United States) and 1-617-786-2962 (International), passcode 65812948.  A replay of the call will be available from May 11, 2004 until May 25, 2004. To listen to the replay dial: 1-888-286-8010 (in the United States) or 1-617-801-6888 (International), passcode 16047630.

Please refer to the Assured Guaranty Financial Supplement March 31, 2004, which is posted on the Company’s investor information page on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on our financial guaranty portfolio and investment portfolio.

Assured Guaranty is a Bermuda-based holding company providing credit enhancement products to the municipal finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  The Company’s forward-looking statements also could be affected by rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s new business strategy, a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, developments in the world’s financial and capital markets, more severe losses or more frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, and changes in general economic conditions, as well as management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Glossary:

(1) We believe the presentation of operating income enhances the understanding of our results of operations by highlighting the underlying profitability of our business.  We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the market interest rates, credit spreads and other factors that management cannot control or predict.  This measure should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(2) PVP, which is a non-GAAP measure, represents gross premiums related to financial guaranty contracts written in the current period, including the full amount of upfront installment premiums received and the present value of all installment premiums, discounted at 6% per year.

(3) Due to reporting lags by our ceding companies, PVP for our financial guaranty reinsurance segment is reported on a one-quarter lag.

(4) Adjusted book value, which is a non-GAAP measure, is derived by beginning with shareholder’s equity (book value) and adding or subtracting the after-tax value of: the financial guaranty net unearned premium reserve; deferred acquisition costs and the present value of estimated net future installment premiums (discounted at 6%).  These adjustments will not be realized until future periods and may differ materially from the amounts used in determining adjusted book value.

Contact Information:

Media:

Barbara Van Hassel

212-261-5580

bvanhassel@assuredguaranty.com

Investors:

Sabra Purtill

441- 299-9375

spurtill@assuredguaranty.com

Assured Guaranty Ltd.

Consolidated Income Statements

	Quarter Ended March 31,
	2004	2003
	(dollars in thousands)
Revenues
Gross written premiums	$(1,543)	$112,735
Net written premiums	(6,871)	104,073

Net earned premiums	$86,667	$63,588

Net investment income	24,385	24,101
Other income	532	557
Total revenues	$111,584	$88,246

Expenses
Loss and loss adjustment expenses	23,668	23,188
Profit commission expenses	5,486	2,969
Acquisition costs	13,108	11,843
Other operating expenses	12,623	11,635
Goodwill expense	1,645	—
Interest expense	1,434	1,434
Total expenses	$57,964	$51,069

Income before provision for income taxes	53,620	37,177

Total provision for income taxes	9,902	6,434

Net income excluding after-tax realized gains on investments and after-tax unrealized gains (losses) on derivative financial instruments	$43,718	$30,743

After-tax realized gains on investments	31	1,297
After-tax unrealized gains (losses) on derivative financial instruments	3,143	(289)

Net income	$46,892	$31,751

Assured Guaranty Ltd.

Consolidated Balance Sheets

	As of
	March 31, 2004	December 31, 2003
	(dollars in thousands)

Assets
Fixed maturity securities available for sale, at fair value	$2,065,948	$2,052,217
Short-term investments, at cost, which approximates market	154,355	137,517
Total investments	2,220,303	2,189,734

Cash	36,254	32,365
Accrued investment income	24,302	23,758
Deferred acquisition costs	186,267	178,673
Premium receivable	35,133	63,997
Prepaid reinsurance premiums	17,012	10,974
Reinsurance recoverable on ceded losses	106,131	122,124
Due from affiliate	—	115,000
Value of reinsurance business assumed	11,915	14,226
Goodwill	85,417	87,062
Other assets	26,490	19,954
Total assets	$2,749,224	$2,857,867

Liabilities
Unearned premium reserve	$537,930	$625,429
Reserve for losses and loss adjustment expenses	431,297	522,593
Profit commissions payable	56,805	71,237
Deferred federal income taxes payable	73,865	55,637
Unrealized losses on derivative financial instruments	1,209	8,558
Funds held by Company under reinsurance contracts	9,289	9,635
Long-term debt	75,000	75,000
Other liabilities	53,757	52,154
Total liabilities	$1,239,152	$1,420,243

Shareholder’s equity
Common stock	16,403	16,403
Additional paid-in capital	961,853	955,490
Accumulated other comprehensive income	99,405	81,185
Unearned stock grant compensation	(4,506)	(5,479)
Retained earnings	436,917	390,025
Total shareholder’s equity	$1,510,072	$1,437,624

Total liabilities and shareholder’s equity	$2,749,224	$2,857,867

Assured Guaranty Ltd.

Selected Financial Highlights

	Quarter Ended March 31,
	2004	2003
	(dollars in thousands except per share amounts)
Premium analysis:
Present value of gross premiums written (“PVP”)	$82,500	$59,300
Present value of installment premiums written in period	(47,900)	(36,400)
Upfront gross premiums writen	34,600	22,900
Installment gross premiums written	43,408	20,857
Financial guaranty gross premiums written	$78,008	$43,757
Mortgage	14,007	8,114
Other	(93,558)	60,864
Total gross premiums written	$(1,543)	$112,735

Book value	$1,510,072	$1,437,624
Net UPR less DAC - after-tax	216,129	177,680
Net present value of installment premiums in-force - after-tax	252,200	205,700
Adjusted book value	$1,978,401	$1,821,004

Average basic shares outstanding *	75,000,000	75,000,000
Average fully diluted shares outstanding *	75,000,000	75,000,000

Per fully-diluted share:
Net income	$0.63	$0.42
less: After-tax realized gains on investments	0.00	0.02
less: After-tax unrealized gains (losses) on derivatives	0.04	(0.00)
Operating income	$0.58	$0.41

Book value	$20.13	$19.17
Net UPR less DAC - after-tax	2.88	2.37
Net present value of installment premiums in-force - after-tax	3.36	2.74
Adjusted book value	$26.38	$24.28

*  Represents shares issued upon the IPO closing